     As filed with the Securities and Exchange Commission on June 29, 1999

                                                Registration No. 333-___________
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM S-8

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           CROSS TIMBERS OIL COMPANY
            (Exact name of registrant as specified in its charter)


                   Delaware                                  75-2347769
        (State or other jurisdiction of                   (I.R.S. Employer
         incorporation or organization)                  Identification No.)

810 Houston Street, Suite 2000, Fort Worth, Texas               76102
    (Address of Principal Executive Offices)                  (Zip Code)


               CROSS TIMBERS OIL COMPANY EMPLOYEES' 401(K) PLAN
                           (Full title of the plan)

                              Mr. Bob R. Simpson
                        810 Houston Street, Suite 2000
                           Fort Worth, Texas  76102
                    (Name and address of agent for service)

                                (817) 870-2800
         (Telephone number, including area code, of agent for service)

                                  ----------

                                   Copy to:

                          KELLY, HART & HALLMAN, P.C.
                          201 Main Street, Suite 2500
                           Fort Worth, Texas  76102
                        Attn: F. Richard Bernasek, Esq.

                        Calculation of Registration Fee

====================================================================================================================
                                     Amount                                    Proposed
                                     to be               Proposed              maximum            Amount of
Title of securities to be          registered        maximum offering         aggregate          registration
       registered                     (1)           price per share (2)     offering price          fee (2)
--------------------------------------------------------------------------------------------------------------------
Trust Units                         150,000            $10.34375             $1,551,562.50         $431.33
                                     Units

_________
(1) Pursuant to Rule 416(c), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.
(2) Computed pursuant to Rule 457(c) and (h) based on the average of the high and low prices on June 23, 1999.
================================================================================

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.   Incorporation of Documents by Reference.

          The following documents and all documents subsequently filed by Hugoton Royalty Trust ("Trust"), Cross Timbers Oil Company ("Company") or the Cross Timbers Oil Company Employees' 401(K) Plan ("Plan"), pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and shall be deemed to be a part hereof from the date of the filing of such documents:

          (a) The Trust's prospectus, dated April 8, 1999 ("Prospectus"), filed by the Trust and the Company pursuant to Rule 424(b) under the Securities Act of 1933;

          (b) The Company's Annual Report on Form 10-K for the year ended December 31, 1998;

          (c) The Plan's Annual Report on Form 11-K for the year ended December 31, 1998;

          (d) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, and the Company's Current Reports on Form 8-K dated February 16, 1999, (Amendment No. 2 to Report dated April 24, 1998), April 23, 1999, May 24, 1999, (Amendment No. 1 to
               Report dated April 23, 1999) and May 27, 1999;

          (e) "Item 1. Description of Registrant's Securities to be Registered" in the Trust's Registration Statement on Form 8-A (Commission File No. 001-10476) describing the Trust Indenture and Trust units, as filed with the Securities and Exchange Commission on January 13, 1999 pursuant to the Securities Exchange Act of 1934.

Item 4.   Description of Securities.

          Not Applicable.

Item 5.   Interests of Named Experts and Counsel.

          Not Applicable.

Item 6.   Indemnification of Directors and Officers.

          Section 6.02 of the Trust Indenture of the Trust provides that the Trustee will be indemnified by the Trust estate or, if Trust assets are insufficient, by the Company, against any and all liability and expenses incurred by it individually or as Trustee in the administration of the Trust and the Trust estate, except for any liability or expense resulting from fraud or gross negligence or acts or omissions in bad faith.

          The Company is incorporated in Delaware. Under Section 145 of the Delaware General Corporation Law (the "DGCL"), a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason that they were or are such directors, officers, employees or agents, against expenses and liabilities incurred in any such action, suit or proceeding so long as they acted in good faith and in a manner that they reasonably believed to be in, or not opposed to, the best interests of such corporation, and with respect to any criminal action, that they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of such corporation, however, indemnification is generally limited to attorneys' fees and other expenses and is not available if such person is adjudged to be liable to such corporation unless the court determines that indemnification is appropriate. A Delaware corporation also has the power to purchase and maintain insurance for such persons. Article Nine of the Restated Certificate of Incorporation of the Registrant permits indemnification of directors and officers to the fullest extent permitted by Section 145 of the DGCL. Reference is made to the Restated Certificate of Incorporation of the Registrant.

          Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Article Ten of the Registrant's Restated Certificate of Incorporation contains such a provision.

          The above discussion of the Registrant's Restated Certificate of Incorporation and of Sections 102(b)(7) and 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by such Restated Certificate of Incorporation and statutes.

          Additionally, the Company has acquired directors' and officers' insurance in the amount of $5 million, which includes coverage for liability under the federal securities laws.

Item 7.   Exemption from Registration Claimed.

          Not Applicable.

Item 8.   Exhibits.

               Exhibit Number                                            Page
               and Description                                          Number
               ---------------                                          ------

          (4) Instruments defining the rights of security holders, including indentures

               4.1  Cross Timbers Oil Company Employees' 401(k)
                    Plan (incorporated by reference to Exhibit
                    4.1 to Registration Statement on Form S-8,
                    File No. 33-64274)

               4.2  Hugoton Royalty Trust Royalty Trust Indenture
                    (incorporated by reference to Exhibit 4.1.1 to the Trust's Registration Statement on Form S-1, File No. 333-68441)

               4.3 Specimen Trust Unit Certificate (incorporated by reference to the Trust's Registration
                    Statement on Form 8-A, Commission File No.
                    001-10476)

          (5)  Opinion re legality

               5.1 Qualification letter dated February 27, 1991 from the Internal Revenue Service (incorporated by reference to Exhibit 5.1 to Registration Statement on Form S-8, File No. 33-64274)

          (15) Letter re unaudited interim financial information

               15.1 Awareness letter of Arthur Andersen LLP

          (23) Consents of experts and counsel

               23.1 Consent of Arthur Andersen LLP

          (24) Power of attorney (included on page 6 of the Registration Statement)

Item 9.   Undertakings.

          The undersigned registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions summarized under Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on June 29, 1999.


                                    CROSS TIMBERS OIL COMPANY

                                    By: /s/ J. RICHARD SEEDS
                                        ----------------------------------
                                            J. Richard Seeds, Executive
                                            Vice President

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bob R. Simpson, Steffen E. Palko and J. Richard Seeds, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


   Signature                       Title                      Date
--------------------   --------------------------------   -------------

/s/ BOB R. SIMPSON         Chairman of the Board;             June 29, 1999
-----------------------      Chief Executive Officer;
Bob R. Simpson               Director (Principal Executive
                             Officer)

/s/ STEFFEN E. PALKO       Vice Chairman of the Board;        June 29, 1999
-----------------------      President; Director
Steffen E. Palko

/s/ J.  RICHARD SEEDS      Executive Vice President;          June 29, 1999
-----------------------      Director
J. Richard Seeds

/s/ J. LUTHER KING, JR.    Director                           June 29, 1999
-----------------------
J. Luther King, Jr.

                           Director
-----------------------
Jack P. Randall

/s/ SCOTT G. SHERMAN       Director                           June 29, 1999
-----------------------
Scott G. Sherman

/s/ LOUIS G. BALDWIN       Senior Vice President; Chief       June 29, 1999
-----------------------      Financial Officer (Principal
Louis G. Baldwin             Financial Officer)

/s/ BENNIE G. KNIFFEN      Senior Vice President;             June 29, 1999
-----------------------      Controller (Principal
Bennie G. Kniffen            Accounting Officer)
